Exhibit 99-A5
          CORTLAND FIRST FINANCIAL CORPORATION

                     Offer to Purchase For Cash
              Up to 150,000 Shares of its Common Stock
                         at a Purchase Price
       Not Greater Than $24.00 Nor Less than $21.00 Per Share

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 EXPIRE AT 5:00 P.M., EASTERN TIME,
                     ON WEDNESDAY, JULY 2, 1997
                    UNLESS THE OFFER IS EXTENDED.

                                                  May 28, 1997


To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees

     Cortland First Financial Corporation, a New York corporation (the "Company"), the holding company for First National Bank of Cortland is offering to purchase up to 150,000 shares of its Common Stock, par value $1.6667 per share (the "Shares") at prices, net to the seller in cash, not greater than $24.00 nor less than $21.00 per Share, specified by tendering stockholders, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated May 28, 1997, and the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $24.00 nor less than $21.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price which will allow it to purchase up to 150,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer, or such greater number as the Company may elect to purchase. All Shares validly tendered and not withdrawn at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

     WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD
SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) OR WHO HOLD SHARES REGISTERED IN THEIR OWN NAMES. PLEASE BRING THE
OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.   Offer to Purchase, dated May 28, 1997;

          2. Letter to Clients that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3.   Letter dated May 28, 1997 from David R. Alvord,
     President and Chief Executive Officer of the Company, to stockholders of the Company;

          4.   Questions and Answers Sheet regarding the Offer;

          5. Letter of Transmittal for your use and for the information of your clients (including a Substitute Form W-9) together with a return envelope to the Depositary; and

          6. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., EASTERN TIME, ON WEDNESDAY, JULY 2, 1997, UNLESS THE
OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section II, "Procedure for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made in accordance with the Guaranteed Delivery procedures set forth in Instruction 2 of the Letter of Transmittal by or through a broker or dealer which is a member firm of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three over-the-counter trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

          Additional copies of the enclosed material may be obtained from, and any inquiries you may have with respect to the Offer should be addressed to the Depositary at telephone: (800)
937-5449 (or (212) 936-5100 in the New York City area).

                         Very truly yours,



                         Cortland First Financial Corporation

Enclosures



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

If you have questions or need assistance, please contact Depositary at:

              AMERICAN STOCK TRANSFER AND TRUST COMPANY
                           (800) 937-5449
                 New York City area:  (212) 936-5100

Address for Mail Courier, or
Hand Delivery:

American Stock Transfer Company
40 Wall Street, 46th Floor
New York, New York  10005


Telephone No. for Facsimile Transmission:
(718) 234-5001

(For Eligible Institutions Only)
Confirm by Telephone:  (718) 921-8200

                     Offer to Purchase for Cash
                 Outstanding Shares of Common Stock
                                of
                CORTLAND FIRST FINANCIAL CORPORATION


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
     ON WEDNESDAY, JULY 2, 1997, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

          Enclosed for your consideration is an Offer to Purchase dated May 28, 1997 (the "Offer to Purchase"), the related Letter of Transmittal (which together constitute the "Offer") and related information pertaining to an offer by Cortland First Financial Corporation (the "Company"), a New York corporation, to purchase up to 150,000 shares of Company common stock (the "Shares"), for cash, upon the terms and subject to the conditions of the Offer. We are the holder of record of Shares held by us for your account. A tender of those Shares can be made only by us as the holder of record and pursuant to your instructions. If you wish to tender any or all Shares you must complete the attached Instruction Form and return it immediately to us.

          We request instructions as to whether you wish to have us tender any or all Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer. Please review the terms and conditions of the Offer as set forth in the enclosed information carefully.

          If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, and immediately returning to us the attached Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $24.00 nor less than $21.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price which will allow it to purchase up to 150,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer, or such greater number as the Company may elect to purchase. All Shares validly tendered and not withdrawn at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. See Section 1 of the Offer to Purchase.

     1. You may tender Shares at prices (net to you in cash,) between $21.00 and $24.00 per Share, as indicated in the attached Instruction Form. If you wish to tender any Shares, you must designate at what price you wish to tender your Shares within the designated price range on the attached Instruction Form.

     2. The Offer is not conditioned upon any minimum number of Shares being tendered.

     3. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time, on Wednesday July 2, 1997, unless the Company extends the Offer.

     4. The Offer is for up to 150,000 Shares (depending on the Purchase Price), constituting approximately 8% of the outstanding
Shares of the Company.

     5. Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

     YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, JULY 2, 1997 UNLESS THE COMPANY EXTENDS THE OFFER.

                          INSTRUCTION FORM
                                 for
                     Offer To Purchase for Cash
                               Shares
                                 of
                CORTLAND FIRST FINANCIAL CORPORATION

          The undersigned acknowledge(s) receipt of your letter, and the Offer to Purchase dated May 28, 1997 and related Letter of Transmittal, in connection with the Offer by the Company to purchase the Shares. This will instruct you to tender the Shares indicated below, held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

STOCKHOLDERS WHO WISH TO TENDER SHARES MUST
COMPLETE FORM BELOW AND SIGN BELOW.

A.   DESCRIPTION OF SHARES TENDERED

     Number of Shares being Tendered and Price at which Tendered

                                        Number of Shares Being
Price at Which Stockholder              Tendered by Stockholder
is Tendering Shares                      at Stated Prices(s)

$21.00  ....................................  _________
$21.50  ....................................  _________
$22.00  ....................................  _________
$22.50  ....................................  _________
$23.00  ....................................  _________
$23.50  ....................................  _________
$24.00  ....................................  _________
Total Shares being Tendered ________

SIGN HERE

______________________________________
Signature(s)
______________________________________  ______________________________________
Name(s) (Please Print)                    Tax Identification or Social Security
                                              Number(s)

______________________________________  Dated:  _________________, 1997
Address

______________________________________